[LETTERHEAD OF MULDOON, MURPHY & FAUCETTE LLP]



                                September 8, 2000



Board of Directors
Lawrence Financial Holdings, Inc.
311 South Fifth Street
Ironton, Ohio 45638

               Re: The issuance of up to 859,625 shares of Lawrence Financial Holdings, Inc. common stock

Ladies and Gentlemen:

         You have requested our opinion concerning certain matters of Maryland law in connection with the conversion of the Lawrence Federal Savings Bank (the "Bank"), a federal savings bank, from the mutual to the stock form of ownership, and the related subscription offering, community offering and syndicated community offering (the "Offerings") by Lawrence Financial Holdings, Inc. (the "Company"), a Maryland corporation and the proposed holding company for the Bank, of up to 747,500 shares of its common stock, par value $.01 per share ("Common Stock") (859,625, shares if the estimated valuation range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings).

         We understand that the Company will lend to the trust for the Bank's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP trust will use to purchase shares of Common Stock for which the ESOP trust subscribes pursuant to the Offerings and, for purposes of rendering the opinion set forth in paragraph 2 below, we assume that: (a) the Board of Directors of the Company (the "Board") has duly authorized the loan to the ESOP trust (the "Loan"); (b) the ESOP serves a valid corporate purpose for the Company; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP trust to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof.

         In connection with your request for our opinion, you have provided to us and we have reviewed the Company's articles of incorporation filed with the Maryland Secretary of State on August 2, 2000 (the "Articles of Incorporation"); the Company's Bylaws; the Company's


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Board of Directors
Lawrence Financial Holdings, Inc.
September 8, 2000
Page 2


Registration Statement on Form SB-2, in the form to be filed with the Securities and Exchange Commission on September 8, 2000 (the "Registration Statement"); the plan of conversion, as amended; the form of ESOP trust agreement and the form of ESOP Loan agreement; resolutions of the Board concerning the organization of the Company and the Offerings; and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Maryland Secretary of State certifying the Company's good standing as a Maryland corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Articles of Incorporation.

         Based upon and subject to the foregoing, and limited in all respects to matters of Maryland law, it is our opinion that:

         1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Maryland.

         2. Upon the due adoption by the Board of Directors of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP trust) will be duly authorized by the Board of Directors and, when such shares are sold and paid for in accordance with the terms set forth in the prospectus which is included in the Registration Statement and such resolution of the Board of Directors and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

         The following provisions of the Articles of Incorporation may not be given effect by a court applying Maryland law, but in our opinion, the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

                  Subsections C.3 and C.6 of Article FIFTH and Section D of Article NINTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FIFTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of
                  Subsection C.7 of Article NINTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Maryland law were to impose equitable limitations upon such authority.



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Board of Directors
Lawrence Financial Holdings, Inc.
September 8, 2000
Page 3

          We assume no obligation to advise you of any events that occur subsequent to the date of this opinion.

                                       Very truly yours,



                                       /s/ MULDOON, MURPHY & FAUCETTE LLP
                                       ----------------------------------
                                       MULDOON, MURPHY & FAUCETTE LLP